                                                                  EXHIBIT 10.46

                              LICENSE AGREEMENT


     THIS AGREEMENT is made this 7th day of March 1997, by and between IMAGEWARE SOFTWARE INC., a corporation organized under the laws of the State of California, United States of America ("U.S.A.") and having offices at 15373 Innovation Drive, Suite No. 120, San Diego, California, U.S.A. (hereinafter called "ISI"), and ATLUS CO., LTD., a corporation organized under the laws of Japan, and having offices at 4-8 Kagurazaka, Shinjuku-ku, Tokyo, JAPAN ("Atlus").

                             W I T N E S S E T H

     WHEREAS, Atlus is in the business, among other things, of photoimaging, computer games, software and other related products and services and has expertise in developing and marketing such products and services in Japan and other countries, and would like to use certain of the patents and technology of ISI in connection with certain of its products and services, including without limitation its "Print Club" products and services (as such products and services may hereafter be modified, amended, replaced or substituted from time to time).

     WHEREAS, ISI is in the business, among other things, of imaging, software and other related products and services and has expertise in developing and marketing such products and services in the United States and other countries.

     WHEREAS, pursuant to the Securities Purchase Agreement between Atlus and ISI, dated of even date herewith (the "Securities Purchase Agreement"), Atlus will purchase, subject to the terms and conditions therein, a certain amount of ISI's common stock.

     NOW, THEREFORE, in consideration of the above premises and of the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE 1.  DEFINITIONS

     1.1 "Copyrighted Materials" shall mean all material authored, published or distributed by ISI in which ISI holds or asserts an existing copyright and which are related to the development or use of the Licensed Patents as they relate to the field of use for Atlus' developed or acquired products.

     1.2 "Direct Expenses" shall mean and include all out-of-pocket expenses incurred by a party hereto in furnishing to the other party the information and services provided for in this Agreement. Such Direct Expenses shall include, but are not limited to, living and travel expenses of personnel of one party traveling for the benefit of the other party.

     1.3 "Intellectual Property" shall mean and include the Licensed Patents, Copyrighted Materials, Know-How and other proprietary rights of ISI related to or connected with the developments, use or exploitation of the Licensed Patents (including without limitation all applications, registrations and utility models related thereto) as they relate to the field of use or Atlus' developed or acquired products.

     1.4 "Know-How" shall mean and include all processes, inventions, designs, data, discoveries, trade secrets or other secret or proprietary information which are presently or in the future become the property or proprietary rights of ISI and which relate to or are connected with the development, use or exploitation of the Licensed Patents as they relate to the field of use or Atlus' developed or acquired products.

     1.5 "Licensed Patents" shall mean and include (i) those patents listed on Exhibit I, attached hereto, which may from time to time be amended by mutual agreement of the parties; (ii) all patents (including patent applications), worldwide, pertaining to the subject matter of the patents described above in clause (i); and (iii) all patents covered under Article 5 hereof; together with all divisions, reissues, continuations, substitutes, renewals and extensions thereof.

     1.6 "Licensed Territory" shall mean each and every country or territory worldwide in which ISI has rights in the Intellectual Property.

ARTICLE 2.  GRANT OF RIGHTS

     2.1 In consideration of the payments to be made hereunder, ISI hereby grants to Atlus, subject to the terms of this Agreement, the non-royalty bearing, full-term right and license, to develop, modify, use and exploit the Licensed Patents and other Intellectual Property (other than the Copyrighted Materials) in and throughout the Licensed Territory. The grant of license hereunder shall be exclusive, worldwide, with respect to the use of the Licensed Patents or other Intellectual Property in connection with any Print Club products and services and similar or competing products or services and shall be non-exclusive with respect to the use of the Licensed Patents or other Intellectual Property in connection with other products.

     2.2 In consideration of the payments to be made hereunder, ISI hereby grants to Atlus, subject to the terms of this Agreement, the non-royalty bearing, non-exclusive, full-term right and license, to use, reproduce, copy, publish, translate and modify the Copyrighted Materials in connection with the use, promotion, marketing and sale of the products using the Intellectual Property in the Licensed Territory as it relates to the field of use for Atlus' developed or acquired products.

     2.3 With respect to any new patents, technologies, developments or inventions of ISI (whether patentable or not) which are not covered by
Article 5 hereof (collectively, the "New Technology"), ISI shall first offer to Atlus the rights to license and use any such New

Technology. Upon the development of any New Technology, ISI shall give notice of such New Technology to Atlus and shall furnish to Atlus all accompanying materials and information, including but not limited to software, charts, drawings, applications of such technology, supporting documentation, formulas, specifications and marketing information in connection with such New Technology and Atlus shall have thirty (30) days in which to analyze and study the merits and usefulness of such New Technology. If Atlus determines, within such thirty (30) day period, that it would like to use and license such New Technology, the parties shall enter into good faith negotiations to reach an agreement with respect to the license and exploitation of such New Technology. If an agreement is not reached within ninety (90) days after entering into such negotiations, ISI shall have the right to enter into negotiations to license such New Technology to other parties, provided that such license is not on terms and conditions more favorable than that offered to Atlus. Prior thereto, ISI shall not discuss or negotiate with any other party in connection with the New Technology. If at any time ISI enters into an agreement with any other party with respect to the license or use of any New Technology, then ISI shall also offer to Atlus the right, without obligation on the part of Atlus, to (i) enter into an agreement with respect to such New Technology on similar terms or conditions or (ii) modify any existing agreement to reflect any more favorable terms and conditions given to such other party.

     2.4 Atlus shall have the right, at any time, to assign or sublicense all or any portion of its rights and interests hereunder to any affiliate or subsidiary of Atlus.

ARTICLE 3.  LICENSING

     In consideration of the above grants and covenants contained herein. Atlus shall pay to ISI, a one-time licensing fee in the gross amount of One Million Nine Hundred Sixty One Thousand Thirty Nine Dollars ($1,961,039) to be paid concurrently with the payment of the Phase I Purchase Amount pursuant to, and as such term is defined in, the Securities Purchase Agreement.

ARTICLE 4.  TECHNICAL INFORMATION AND ASSISTANCE

     4.1 ISI shall from time to time, upon the request of Atlus, furnish to Atlus information and specifications as to formulas, design, engineering, manufacturing, marketing and other operations, processes, or experience incidental to the development, use or exploitation of the Intellectual Property licensed herein as it relates to the field of use for Atlus' developed or acquired products. Such information shall be that in current use by ISI and shall include any software, drawings, design sheets, bills of material, photographs, photostats, Know-How or other information, including designs and specifications relating to manufacturing equipment, tools and fixtures, for such development, use and exploitation of the Intellectual Property.


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

     4.2 ISI shall, at reasonable times during business hours, receive persons designated by Atlus at its facilities in the United States for the purpose of educating and training such persons with respect to the Intellectual Property.

     4.3 All services of ISI's personnel to Atlus, including services related to the transfer of information, contacts, pursuant to Sections 4.1 and 4.2 above, shall be scheduled so as not unreasonably to interfere with the normal course of ISI's business.

ARTICLE 5.  FUTURE DEVELOPMENTS

     5.1 ISI agrees that, to the extent permitted by law, it will promptly notify the other of, and furnish to Atlus full information in writing covering, any improvements, developments, inventions, changes or innovations to the Intellectual Property or any portion thereof, together with any information concerning improvements in the manufacture, technology, functionality, marketing or servicing of products incorporating the Intellectual Property which would be useful to Atlus. ISI agrees that any such improvements, developments, inventions, changes or innovations to the Intellectual Property shall be deemed Intellectual Property covered by this Agreement in which Atlus shall have the right to use and exploit. ISI agrees that, if such improvements, developments, inventions, changes or innovations shall involve or include patentable subject matter, then if ISI files for or secures any patent or secures rights under any patent by license or assignment with respect to said subject matter in any country, ISI shall at the request of Atlus and to the extent permitted by law and not prohibited by any agreement with ISI, grant to Atlus a full-term license in the Licensed Territory, to develop, use, exploit or sublicense to its affiliates and subsidiaries, and sell under any such patent, and patent applications upon the payment of only its share of the royalties, if any, as ISI may be obligated, by reason of said license to Atlus, to pay to a third party licensor or licensors.

     5.2 ISI agrees to use best efforts to make available to Atlus the services of trained personnel for reasonable periods and at times convenient to the party supplying the personnel for the purpose of consulting with the other party regarding, or training the other party's personnel in the use of, such improvements, developments, inventions, changes or innovations.

     5.3 For the continuing exchange of information provided in this Article, Atlus shall reimburse ISI for its Direct Expenses incurred by reason thereof.

ARTICLE 6.  CONFIDENTIAL TREATMENT OF INFORMATION

     6.1 Each party hereby agrees to use its best efforts to keep strictly secret and confidential during the term of this Agreement and at any time thereafter all confidential information acquired from the other party pursuant to this Agreement except as disclosure or use of such information is
(i) expressly permitted by this Agreement, (ii) reasonably necessary to achieve the purposes of this Agreement (i.e., Atlus may disclose such


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information to its employees or contractors in connection with the development, use, analysis or exploitation of such information), and (iii) required by applicable law. To that end, the party furnishing any such confidential information, shall, in good faith, mark "confidential" all information which is disclosed to the other party and which is subject to this Article 6.

     6.2 The obligations imposed by this Article shall not apply with respect to any information furnished by a party if such information is, or becomes, published or otherwise generally available to the public other than through the fault of such other party, is at the time of disclosure is in the possession of such other party to which disclosed or is independently developed by such other party.

ARTICLE 7.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF ISI AND
            INDEMNIFICATION BY ISI

     7.1 ISI is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Company hereunder have been taken, and this Agreement constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms.

     7.2 ISI is not in violation or default of any provisions of its Articles of Incorporation or Bylaws as amended and in effect on and as of the date of this Agreement or of any material provision of any instrument or contract to which it is a party or by which it is bound or, to its knowledge, of any material provision of any federal or state judgement, writ, decree, order, statute, rule or governmental regulation applicable to the Company. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument or contract or an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company.

     7.3 ISI represents and warrants that it has the unrestricted right to use, assign, license or sublicense the Licensed Patents and other Intellectual Property and has the right and ability to enter into this Agreement and to grant the rights and licenses herein. ISI further represents and warrants that, to the best of its knowledge, there are no legal actions or claims for infringement against or challenging the validity of the Licensed Patents or other Intellectual Property or otherwise challenging ISI's proprietary rights in the Intellectual Property anywhere in the world. There are no outstanding orders, writs, injunctions, decrees or judgments against the Company or the Intellectual Property.

     7.4 The rights of ISI in the Licensed Patents are in full force and effect. Except as disclosed in Article 8, below, there are no liens, encumbrances, security interests,


                                      5
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licenses, assignments, or transfer of any interest in the Licensed Patents or other Intellectual Property.

     7.5 No information, representation or warranty by ISI in this Agreement or any documents provided hereunder by Seller contains any untrue statement or omissions as to any material fact necessary to make the statement herein or therein not misleading.

     7.6 ISI shall, at Atlus' request, execute and deliver such other documents, papers and information as may reasonably be necessary to carry out the purposes and intent of this Agreement. ISI agrees to use its best efforts to maintain and preserve the Licensed Patents and other Intellectual Property.

     7.7 ISI unconditionally and irrevocably indemnifies, protects and agrees to defend and hold harmless Atlus from and against all loss, damage, actions, claims of third parties, cost or expense (including reasonable attorneys' fees and expenses) arising from (i) the breach or violation or any representation or warranty of ISI contained herein or (ii) the failure of ISI to perform or satisfy any covenant or obligation contained herein.

     7.8 ISI agrees that it shall neither use for itself nor license to any third party any of the Intellectual Property in connection with the design, use or manufacture of products or services which compete with the Print Club products and services.

ARTICLE 8.  BARBER PATENT

     8.1 The parties hereto acknowledge that ISI has assigned U.S. Patent No. 5,343,386 ("Barber Patent") and related worldwide rights to a third party pursuant to the Asset Acquisition Agreement dated as of June 19, 1996 between ISI and David B. Douds. ISI agrees to use its best efforts to obtain the rights to grant, and to grant, to Atlus the exclusive rights for Atlus to use the Barber Patent in connection with the Print Club products and services within ninety (90) days of the date hereof. In the event that ISI cannot secure said rights within said period, ISI will negotiate in good faith to find a mutually agreeable settlement to such matter involving a partial return of fees paid hereunder.

     8.2 Immediately upon ISI's obtaining the right (regardless of whether such right is secured prior to or after the expiration of such ninety (90) day period described above) to grant to Atlus the license and use of the Barber Patent, as set forth in Section 2.1, this Agreement will be deemed to include the Barber Patent as one of the Licensed Patents and Atlus shall have the rights in the Barber Patent in accordance with Section 2.1 and all other terms and conditions of this Agreement; provided, that in the event ISI obtains the right to grant to Atlus only part of the rights set forth in
Section 2.1 (I.E., only non-exclusive rights in the Print Club products and services or non-worldwide rights) then ISI shall be deemed to have granted to Atlus such fullest rights available to ISI.


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

     8.3 ISI hereby covenants and agrees to take all action, including exercising its rights of reversion, if any, in the Barber Patent and shall not take any action which would jeopardize or restrict the granting of the Barber Patent rights to Atlus hereunder.

ARTICLE 9.  INFRINGEMENT ACTIONS

     9.1 If any infringement action, proceeding or claim of any kind or nature is instituted against Atlus because of its development, use and exploitation of the Intellectual Property, Atlus shall promptly notify ISI in writing of such action, proceeding or claim and ISI shall defend and save harmless Atlus against any such action, proceeding or claim; PROVIDED, HOWEVER, if any infringement action, proceeding or claim of any kind or nature is instituted against Atlus anywhere in the Licensed Territory because of its development, use and exploitation of the Intellectual Property in connection with the Print Club products and services, ISI and Atlus shall cooperate in defending against any such action, proceeding or claim and shall share in the costs thereof on a 50-50 basis; and PROVIDED, FURTHER, HOWEVER, that in any infringement action, proceeding or claim of any kind or nature instituted against Atlus because of its development, use or exploitation of the Intellectual Property in connection with other products (I.E. non-Print Club products and services) in Japan. ISI and Atlus each agrees to allocate such costs in respect thereof on a 70-30 (ISI to Atlus) basis. ISI shall use its best efforts to ensure that Atlus has the continuous right and use of the Intellectual Property granted hereunder. If it is determined that any of the Intellectual Property does infringe upon the rights of another party, ISI and Atlus shall cooperate to try to obtain the rights to use such Intellectual Property or shall use its best efforts to modify such Intellectual Property so as to no longer infringe upon such third party's rights.

     9.2 If during the term of this Agreement any unauthorized use of the Intellectual Property is made, Atlus shall immediately upon learning thereof promptly notify ISI in writing, setting forth the facts in reasonable detail. The parties shall cooperate in good faith to determine what action, if any, to take against such unauthorized use. The allocation of costs of any action or proceeding commenced to protect against such unauthorized use and the allocation of any award received therefrom shall be in accordance with the first sentence of Section 9.1 above for the respective products in such respective territory; provided, however, that with respect to the infringement of the Intellectual Property in connection with Print Club products or services (or similar or competing products or services), if requested by Atlus, ISI shall commence action and take steps to protect the Intellectual Property against such unauthorized use and Atlus shall reimburse ISI for its reasonable out-of-pocket costs, and any award received in excess of the costs incurred by and reimbursed to Atlus shall be shared on a 50-50 basis between Atlus and ISI.

     9.3 ISI and Atlus agree to cooperate in good faith, and each agrees to use its best efforts to assist the other, in the defense or prosecution of any action, proceeding or claim described in Sections 9.1 and 9.2.


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ARTICLE 10.  TERM AND TERMINATION

     10.1 This Agreement shall remain in effect until and shall terminate upon the expiration of the last to expire of the rights granted under
Article 2 hereof (including any rights granted pursuant to Article 5 hereof).

     10.2 In the event of a material default by either party in the performance of its duties, obligations or undertakings under this Agreement, the other party shall have the right to give written notice to the defaulting party advising such party of the specific default involved and, if within thirty (30) days after such notice the defaulting party shall not have remedied or commenced diligently to remedy the default, the other party shall have the right, in addition to any other rights and remedies it may have, to terminate this Agreement upon ten (10) days written notice to the defaulting party.

ARTICLE 11.  BANKRUPTCY

     In the event that ISI shall commence a case, or an involuntary case be commenced against ISI, under any applicable bankruptcy, reorganization, insolvency or other similar law now or hereafter in effect, or a receiver, liquidator, assignee, custodian, trustee, sequester (or other similar official) is appointed for ISI or for all or any substantial part of its assets, then the license and rights granted hereunder to Atlus shall continue in full force and effect, and Atlus shall have the right, but not the obligation, to maintain and preserve the Licensed Patents and other Intellectual Property.

ARTICLE 12.  PAYMENTS AND TAXES

     12.1 The license and technical assistance fee shall be paid by Atlus to ISI by wire transfer to the account designated by ISI in writing.

     12.2 Any taxes, duties or imposts assessed or imposed upon any payments due hereunder to ISI with respect to this Agreement, shall be the responsibility of ISI.

     12.3 Atlus and ISI each hereby agree to use its best efforts to obtain any necessary approval of this Agreement by any governmental authorities necessary to effect the purposes of this Agreement.

ARTICLE 13.  ARBITRATION

     All disputes arising in connection with this Agreement shall be finally settled by arbitration. The arbitration shall be held in California, and conducted in accordance with the Rules of the American Arbitration Association. Judgment upon the award rendered may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order or enforcement. Each party shall bear its own expenses of the arbitration, but the arbitrator's fees and costs shall be borne equally between


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the parties participating in the arbitration. The member or members of the panel of arbitrators each shall be familiar with the imaging and software industry.

ARTICLE 14.  FORCE MAJEURE

     Any failure or delay in the performance by either party hereto of its obligations hereunder shall not be a breach of this Agreement if such failure or delay arises out of or results from causes beyond such party's control. These causes shall include but not be restricted to fire, storm, flood, earthquake, explosion, accident, acts of a public enemy, war (declared or undeclared), rebellion, insurrections, sabotage, epidemic, quarantine restrictions, labor disputes, shortages of labor, materials or supplies, failures by contractors or subcontractors, transportation embargoes, or failures or delays in transportation, acts of God, acts, rules, regulations, orders or directives of any government or any state, subdivision, agency or instrumentality thereof or the order of any court of competent jurisdiction. Without prejudice to any other remedies that may then be available to either of them, in the event failure or delay arising out of or resulting from such causes, the parties will cooperate in an effort to agree upon the establishment of such alternative arrangements not subject to such failure or delay as will confer upon them benefits comparable in character and substantially equivalent in amount to those intended to be conferred by this Agreement, on terms and conditions not materially more burdensome to either party than those herein provided.

ARTICLE 15.  INVALID PROVISION

     The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

ARTICLE 16.  GOVERNING LAW

     The existence, validity, construction, operation and effect of this Agreement shall be determined in accordance with and governed by the laws of the State of California.

ARTICLE 17.  ENTIRE AGREEMENT AMENDMENTS

     This Agreement constitutes the entire agreement of the parties and the provisions hereof shall supersede any and all prior agreements or understandings relating to the same subject matter; but this Agreement shall not supersede and shall be deemed contemporaneous with the Stock Purchase Agreement and the Technical and Marketing Assistance Letter of Understanding between the parties hereto. This Agreement may be amended only by a writing signed by a duly authorized representative of both parties.


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ARTICLE 18.  NOTICES

     Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or three business days after deposit with the United States Post Office by registered or certified mail, return receipt requested, postage prepaid or other internationally reputable overnight air courier service and addressed to the party to be notified at the address indicated for such party indicated below, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties.

If to the Company:                    ImageWare Software, Inc.
                                      Attention: Mr. James Miller
                                      15373 Innovation Drive, Suite 120
                                      San Diego, CA 92128

If to Investor:                       Atlus Co., Ltd.
                                      Attention: Mr. Minegishi
                                      4-8 Kagurazaka, Shinjuku-ku
                                      Tokyo, Japan

or at such other address as either party most recently may have designated in writing to the other party for such purpose; or (b) on the day sent, when sent by facsimile and confirmed by prepaid first-class registered airmail, addressed to ISI or Atlus, as the case may be.

ARTICLE 19.  CONTROLLING TEXT

     It is understood and agreed that the English text of this Agreement is controlling.

ARTICLE 20.  COUNTERPARTS

     This Agreement may be executed in counterparts and any number of counterparts signed in the aggregate by the parties hereto shall constitute a single original instrument.

ARTICLE 21.  NO AGENCY CREATED

     Neither party shall be deemed to be an agent of the other party as a result of, or in any transaction under or relating to this Agreement and neither party shall make any warranty or representation or incur any obligation on behalf of or in the name of the other party and no partnership, joint venture or agency relationship is created by this Agreement or the transactions contemplated hereunder.


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

ARTICLE 22.  ASSIGNMENT

     ISI shall not assign or delegate any of its rights or obligations hereunder without the prior written consent of Atlus.

ARTICLE 23.  HEADINGS

     The headings herein are for reference only and shall not affect the construction of this Agreement.

ARTICLE 24.  EFFECTIVE DATE OF AGREEMENT

     This Agreement shall become effective on the date hereof.


                                      [signature page to follow]


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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers as of the day and year first above written.


                                      IMAGEWARE SOFTWARE INC.


                                      By /s/ S. James Miller
                                        ----------------------------------
                                        Name:  S. James Miller
                                        Title: Chairman & CEO


                                      ATLUS CO., LTD.


                                      By /s/ Naoya Harano
                                        ----------------------------------
                                        Name:  Naoya Harano
                                        Title: President

                                   EXHIBIT I

                                LICENSED PATENTS


Patent
------
1.  Patent Name          Image Editing System
    U.S. Patent No.:     5,577,179
    Date of Patent:      Nov. 19, 1996
    Assignee:            ImageWare Software, Inc.
                         San Diego, CA

2.  Patent Name          Image Editing System Including Masking Capability
    U.S. Patent No.:     5,469,536
    Date of Patent:      Nov. 21, 1995
    Assignee:            ImageWare Software, Inc.
                         San Diego, CA

3.  Patent Name          Image Editing System for Taking a Background and
                         Inserting Part of an Image Therein
    U.S. Patent No.:     5,345,313
    Date of Patent:      Sep. 6, 1994
    Assignee:            ImageWare Software, Inc.
                         San Diego, CA

4.  Patent Name          Apparatus for Making Electronically-Produced
                         Postcards and Method of Operating Same
    U.S. Patent No.:     5,343,386
    Date of Patent:      Aug. 30, 1994
    Assignee:            ImageWare Software, Inc.
                         San Diego, CA


                                 Exhibit I

   Agreement Clarifying and Amending Certain Terms of the License Agreement
                               ("Amendment")


     Without prejudice to any other terms of the "License Agreement" between Atlus Co. Ltd. ("Atlus") and ImageWare Software, Inc. ("ISI") dated March 7, 1997, the parties wish to clarify certain terms, and amend certain terms of the License Agreement. Atlus and ISI each acknowledge that consideration has been given to each of them for the agreements herein, the receipt and sufficiency of which are hereby acknowledged. Unless otherwise specified in this Amendment, all capitalized terms contained herein shall have the meaning ascribed to those terms within the License Agreement.

1) Without limiting other meanings, for the purposes of the License Agreement, "Print Club" shall include among other possible products or services, any product or service now or hereafter offered by Atlus or its assignees or licensees in conjunction with any apparatus, operated on a pay-per-use basis, by means of currency, tokens, credit card or other transactional means, including without limitation a photo booth or photo kiosk, permitting customers to create or reproduce images, whether as stickers, post cards, or any other form of reproducing copies, which images are generally intended for entertainment or amusement, or for business card, address labels and similar applications. Print Club shall not include products designed expressly for law enforcement purposes. Without limiting Atlus' existing rights under the License Agreement, ISI will in good faith negotiate with Atlus with respect to the exploitation of the Intellectual Property for post office kiosks, passport kiosks and driver's license kiosks, and shall not enter into an arrangement with any other party until such negotiations have been completed.

2) ISI acknowledges and agrees that included within the rights granted Atlus pursuant to Article 2.1 of the License Agreement are all rights heretofore granted by ISI to David Douds, Imageware Specialty Products, or any other entity owned or controlled by David Douds.

3) Article 9.2 of the License Agreement is deleted and replaced with the following:

     If during the term of this Agreement either party learns of any unauthorized use of any Intellectual Property, then that party shall promptly notify the other party in writing, setting forth the facts in reasonable detail. The parties shall consult in good faith as to what action, if any, to take against such unauthorized use. Following such consultation, Atlus shall have the exclusive right in its sole and absolute discretion to commence and pursue such litigation to protect against such unauthorized use, at its cost and in its own name. ISI shall cooperate fully with Atlus in such litigation by producing any and all records, executing all documents, and providing all testimony and other assistance as Atlus may require to exercise its rights under this
     Section 9, or to pursue or facilitate such litigation and Atlus shall reimburse ISI for its reasonable out-of-pocket expenses in such regard. Any damages or other payments realized in connection with any such litigation shall be first applied to repay Atlus and ISI proportionally for the expenses each incurred, including legal fees, in connection with such litigation. Any damages, payments and license fees remaining following such application payable in consideration of future use of any Intellectual Property, shall be shared on an seventy percent (70%) (Atlus), thirty percent (30%) (ISI) basis. Atlus may settle, compromise or dismiss any action in its sole discretion and pursuant to such terms as it deems appropriate. Should Atlus choose not to commence or pursue litigation then ISI may commence and pursue such litigation at its cost, and any recovery shall be applied first to reimburse ISI for all of its expenses, including legal fees, and the balance shared on a 70/30 basis between ISI and Atlus.

4) Article 9.3 shall be renumbered Article 9.4, and a new Article 9.3 shall be added as follows:

     ISI understands that in connection with certain litigation, Atlus may wish to pursue such litigation in the name of ISI. In such event, ISI shall cooperate with Atlus in pursuing such actions on terms Atlus and ISI may determine at the time.

5) Atlus hereby confirms its agreement to purchase and then convert the Five Hundred Thousand Dollars ($500,000) eight percent (8%) convertible notes held by three (3) holders on or before November 3, 1997, and to purchase Two Million and Five Hundred Thousand Dollars ($2,500,000) of ISI stock in accordance with Phase II of the March 7, 1997 Securities Purchase Agreement on or before November 3, 1997, subject to the conditions therein (other than the forecast condition). Atlus will reimburse ISI for the payment made by ISI to David Douds on or before August 28, 1997.

6) The parties intend to continue their good faith discussions regarding other needed clarifications and amendments of the License Agreement, although the rights and obligations set forth in this Amendment are in no way dependent upon the existence or outcome of those discussions. Each of the parties has been represented by counsel in connection with this amendment, which shall be effective as of the date hereof.

     Executed this 28th day of July, 1997


     Atlus Co. Ltd.


     By: /s/ [ILLEGIBLE]
        --------------------------


     Imageware Software Inc.


     By: /s/ S. James Miller, Jr.
        --------------------------